Exhibit 15.3

Our ref           LWP/726901-000001/15414905v2

OneSmart International Education Group Limited

165 West Guangfu Road

Putuo District

Shanghai

People’s Republic of China

16 December 2019

Dear Sirs,

OneSmart International Education Group Limited

We have acted as legal advisors as to the laws of the Cayman Islands to OneSmart International Education Group Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended 31 August 2019.

We hereby consent to the reference of our name under the heading “Item 10. Additional Information E. Taxation — Cayman Islands Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP